Exhibit 99.1

Delek US Holdings Reports Third Quarter 2019 Results

•	Reported third quarter net income of $51.3 million and Adjusted EBITDA of $163.1 million

•	Significant cash generation helped fund a $75.3 million investment in Wink to Webster Joint Venture

•	Increased dedicated acreage on Big Spring Gathering system to over 275,000 acres

•	Record quarter contribution margin from the logistics segment

•	El Dorado positioned for IMO, post vacuum tower design change, with distillate yield enhancement

•	Increasing regular quarterly dividend by $0.01 or 3.5% to $0.30 per share

•	Expect to repurchase approximately $30 million of stock during the fourth quarter 2019

BRENTWOOD, Tenn.-- November 4, 2019 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2019. Delek US reported third quarter 2019 net income of $51.3 million, or $0.68 per diluted share, versus a net income of $179.8 million, or $2.03 per diluted share, for the quarter ended September 30, 2018. On an adjusted basis, Delek US reported adjusted net income of $58.7 million, or $0.78 per diluted share for the third quarter 2019. This compares to adjusted net income of $186.4 million, or $2.15 per diluted share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $163.1 million compared to Adjusted EBITDA of $325.5 million in the prior-year period. Reconciliations of net income reported under U.S. GAAP to adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Adjusted quarterly results include a net income benefit of approximately $5.6 million or $0.07 per share. This consists of a net before tax gain of $20.7 million related to RIN waivers, partially offset by a refining inventory valuation headwind of $13.5 million, separate from the effect of a lower of cost or market loss. The overall decrease in year-over-year results were primarily driven by a lower crude differential environment where the realized Midland to Cushing differential declined from $10.40 per barrel in the third quarter 2018 to $0.94 per barrel in the third quarter of 2019. The effect from a lower crude oil differential was partially offset by the alkylation unit at Krotz Springs that began operating in the second quarter 2019 and an increase in income from joint ventures.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Cash generation in the quarter was significant and allowed us to fund an approximate investment of $75.3 million in the Wink to Webster project and return cash to shareholders. We continue evaluating project financing as a funding option for Wink to Webster and, if successful, we expect limited equity contributions beyond the investments in the third quarter. Our Big Spring Gathering system continues expanding, where we now have over 275,000 dedicated acres. Our gathering system build-out positions us uniquely among refiners with access to crude, in excess of our refining capability. The Wink to Webster pipeline compliments this "long crude position" by providing increased optionality to place barrels at the most attractive destination points, including the Gulf Coast."

Mr. Yemin continued, "The macro environment is moving toward our competitive advantage underpinned by strong distillate margins. With a design change completed at El Dorado at the beginning of October, this facility is now positioned to run at improved utilization rates with enhanced product yield, largely driven by higher distillate output. Finally, we remain committed to returning cash to shareholders. Our quarterly dividend is being increased by 3.5% from the second quarter 2019, marking the sixth increase since the dividend paid during the first quarter of 2018. We have continued to repurchase shares, which resulted in a 16% reduction in our weighted average share count in the third quarter 2019, compared to the peak in the second quarter 2018. As we continue to balance our capital allocation program between investing in our business and returning cash to shareholders, we expect to repurchase approximately $30 million of our common stock in the fourth quarter 2019."

Regular Quarterly Dividend and Share Repurchase
Delek US announced today its Board of Directors declared a regular quarterly cash dividend of $0.30 per share. This represents a 3.5% increase from our previous regular quarterly dividend. Shareholders of record on November 18, 2019 will receive this cash dividend payable on December 2, 2019.

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During the third quarter 2019, Delek US repurchased approximately 1.2 million shares of Delek US common stock for approximately $43.0 million, with an average price of $34.76 per share. On a year to date basis, Delek US repurchased approximately 4.2 million shares for approximately $147.8 million with an average price of $35.39 per share. At September 30, 2019, there was approximately $261.9 million of total available authorization remaining to repurchase shares. Delek US expects additional repurchases of approximately $30.0 million of Delek US common stock during the fourth quarter 2019.

Liquidity
As of September 30, 2019, Delek US had a cash balance of $1,006.4 million and total consolidated debt of $1,999.9 million, resulting in net debt of $993.5 million. As of September 30, 2019, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $840.8 million of total debt and $6.4 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $1,000.0 million in cash and $1,159.1 million of debt, or a $159.1 million net debt position.

Refining Segment
Refining segment contribution margin was $127.5 million in the third quarter 2019 compared to $319.5 million in the third quarter 2018. On a year-over-year basis, results were negatively impacted by a lower crude differential environment. Taking into account the timing effect between the purchase price of Permian Basin crude oil and when it is realized as finished products are sold, the Midland-Cushing differential in the reported results was a realized discount of approximately $0.94 per barrel in the third quarter 2019 compared to a realized discount of approximately $10.40 per barrel in the prior year period. Contango in the oil futures market was $0.08 per barrel in the third quarter 2019, compared to backwardation of $1.27 per barrel in the third quarter 2018.

Third Quarter results were negatively impacted by planned downtime at El Dorado. A design change was completed on the vacuum tower at the end of the quarter. The facility is now positioned to run at higher utilization rates, with potential to improve the distillate yield over 4%, along with increased flexibility to run West Texas Sour crude.
In August 2019, the El Dorado, Arkansas, Krotz Springs, Louisiana and Tyler, Texas refineries received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver resulted in approximately $20.7 million of benefit with $7.4 million of RINs expense reduction at El Dorado, $4.9 million at Krotz Springs and $8.4 million at Tyler.
Logistics Segment
The logistics segment contribution margin was a record in the third quarter 2019, with an increase to $46.6 million compared to $43.1 million in the third quarter 2018. Strong results in the third quarter 2019 benefited from improved performance in the Paline Pipeline and SALA gathering system, which was partially offset by a lower gross margin in west Texas.

Retail Segment
For the third quarter 2019, contribution margin was $18.6 million compared to $15.3 million in the prior year period for the retail segment. Merchandise sales were approximately $81.5 million with an average retail margin of 30.5% in the third quarter 2019, compared to merchandise sales of approximately $89.7 million with an average retail margin of 31.3% in the prior year period. Approximately 54.9 million retail fuel gallons were sold at an average margin of $0.31 per gallon in the third quarter 2019 compared to 56.0 million retail fuel gallons sold at an average margin of $0.23 per gallon in the third quarter 2018. In the third quarter 2019, the average store count was 263 compared to 295 in the prior year period. On a same store sales basis in the third quarter 2019, merchandise sales decreased 1.5% and fuel gallons sold increased 3.0% compared to the prior-year period.

Corporate/Other
Contribution margin from Corporate/Other was $10.6 million in the third quarter 2019 compared to a loss of $17.2 million in the prior-year period. This year over year increase was driven by a combination of commercial initiative contributions, including Permian gathering and asphalt, along with approximately $13 million of unrealized hedging income, that is adjusted from reported net income.

Third Quarter 2019 Results | Conference Call Information
Delek US will hold a conference call to discuss its third quarter 2019 results on Tuesday, November 5, 2019 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 5, 2020 by dialing (855) 859-2056, passcode 4964936. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

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Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter 2019 earnings conference call that will be held on Tuesday, November 5, 2019 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2% general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 263 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; returning cash to shareholders; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance

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with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;

•
Adjusted unrealized hedging (gains) losses - calculated as GAAP unrealized (gains) losses on commodity derivatives that are economic hedges but not designated as hedging instruments adjusted to exclude unrealized (gains) losses where the instrument has matured but where it has not cash settled as of the balance sheet date. This adjustment more appropriately aligns matured commodity derivatives gains and losses with the recognition of the related cost of materials and other. There are no premiums paid or received at the inception of the derivative contracts, and upon settlement there is no cost recovery associated with these contracts;

•
Adjusted net income (loss) per share - calculated as adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;

•
Adjusted EBITDA - calculated as EBITDA adjusted for the identified adjusting items in adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;

•	Refining margin - calculated as the difference between total refining revenues and total cost of materials and other; and

•
Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period.

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,006.4	$1,079.3
Accounts receivable, net	834.3	514.4
Inventories, net of inventory valuation reserves	908.6	690.9
Other current assets	115.1	135.7
Total current assets	2,864.4	2,420.3
Property, plant and equipment:
Property, plant and equipment	3,309.9	2,999.6
Less: accumulated depreciation	(944.7)	(804.7)
Property, plant and equipment, net	2,365.2	2,194.9
Operating lease right-of-use assets	187.6	—
Goodwill	856.6	857.8
Other intangibles, net	92.9	104.4
Equity method investments	360.2	130.3
Other non-current assets	66.4	52.9
Total assets	$6,793.3	$5,760.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,364.5	$1,011.2
Accounts payable to related parties	—	—
Current portion of long-term debt	64.5	32.0
Obligation under Supply and Offtake Agreements	265.0	312.6
Current portion of operating lease liabilities	45.1	—
Accrued expenses and other current liabilities	487.6	307.7
Total current liabilities	2,226.7	1,663.5
Non-current liabilities:
Long-term debt, net of current portion	1,935.4	1,751.3
Obligation under Supply and Offtake Agreements	143.6	49.6
Environmental liabilities, net of current portion	139.1	139.5
Asset retirement obligations	70.3	75.5
Deferred tax liabilities	232.1	210.2
Operating lease liabilities, net of current portion	144.2	—
Other non-current liabilities	38.5	62.9
Total non-current liabilities	2,703.2	2,289.0
Stockholders’ equity:
Common stock, $0.01 par value, 110,000,000 shares authorized, 90,940,393 shares and 90,478,075 shares issued at September 30, 2019 and December 31, 2018, respectively	0.9	0.9
Additional paid-in capital	1,146.1	1,135.4
Accumulated other comprehensive income	10.7	28.6
Treasury stock, 16,653,356 shares and 12,477,780 shares, at cost, as of September 30, 2019 and December 31, 2018, respectively	(661.9)	(514.1)
Retained earnings	1,195.3	981.8
Non-controlling interests in subsidiaries	172.3	175.5
Total stockholders’ equity	1,863.4	1,808.1
Total liabilities and stockholders’ equity	$6,793.3	$5,760.6

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited) (1)
(In millions, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018 (1)	2019	2018 (1),(2)

Net revenues	$2,334.3	$2,768.9	$7,014.5	$7,759.0
Cost of sales:
Cost of materials and other	1,964.1	2,244.2	5,731.2	6,537.2
Operating expenses (excluding depreciation and amortization presented below)	141.7	136.4	418.4	400.7
Depreciation and amortization	43.8	41.2	125.7	119.3
Total cost of sales	2,149.6	2,421.8	6,275.3	7,057.2
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	25.2	27.6	77.5	78.9
General and administrative expenses	65.6	58.0	197.3	176.1
Depreciation and amortization	6.0	8.0	21.0	27.1
Other operating expense (income), net	0.5	(1.7)	(0.7)	(9.4)
Total operating costs and expenses	2,246.9	2,513.7	6,570.4	7,329.9
Operating income	87.4	255.2	444.1	429.1
Interest expense	33.9	31.2	95.4	95.2
Interest income	(3.2)	(1.4)	(9.0)	(3.0)
Income from equity method investments	(16.5)	(4.0)	(28.4)	(6.9)
Gain on sale of business	—	—	—	(13.2)
Impairment loss on assets held for sale	—	—	—	27.5
Loss on extinguishment of debt	—	0.1	—	9.1
Other (income) expense, net	(0.2)	(7.5)	3.3	(7.9)
Total non-operating expenses, net	14.0	18.4	61.3	100.8
Income from continuing operations before income tax expense	73.4	236.8	382.8	328.3
Income tax expense	13.4	51.0	83.8	72.3
Income from continuing operations, net of tax	60.0	185.8	299.0	256.0
Discontinued operations:
Income (loss) from discontinued operations, including gain (loss) on sale of discontinued operations	—	0.8	(1.0)	(10.7)
Income tax expense (benefit)	—	0.3	(0.2)	(2.2)
Income (loss) from discontinued operations, net of tax	—	0.5	(0.8)	(8.5)
Net income	60.0	186.3	298.2	247.5
Net income attributed to non-controlling interests	8.7	6.5	20.3	29.0
Net income attributable to Delek	$51.3	$179.8	$277.9	$218.5

Basic income (loss) per share:
Income from continuing operations	$0.68	$2.15	$3.64	$2.82
Income (loss) from discontinued operations	—	0.01	$(0.01)	$(0.20)
Total basic income per share	$0.68	$2.16	$3.63	$2.62

Diluted income (loss) per share:
Income from continuing operations	$0.68	$2.02	$3.61	$2.69
Income (loss) from discontinued operations	—	0.01	$(0.01)	$(0.19)
Total diluted income per share	$0.68	$2.03	$3.60	$2.50
Weighted average common shares outstanding:
Basic	75,028,562	83,575,122	76,463,435	83,294,473
Diluted	75,702,311	89,021,260	77,167,834	88,369,113
Dividends declared per common share outstanding	$0.29	$0.25	$0.84	$0.70

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(1) Net revenues and cost of materials and other for the quarter and nine months ended September 30, 2018 reflect a correction of an intercompany elimination which resulted in an increase in those accounts of $273.7 million and $347.1 million, respectively, not previously reflected on the unaudited consolidated financial statements in our September 30, 2018 Quarterly Report on Form 10-Q filed on November 9, 2018. Such amounts are not considered material to the financial statements and had no impact to operating income or net income for those periods. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K as amended and filed on June 27, 2019, for further discussion.

(2)
Income tax benefit for the nine months ended September 30, 2018 reflects a correction made in our 2018 Annual Report on Form 10-K (filed on March 1, 2019) to record additional deferred tax expense totaling $5.5 million related to the recognition of a valuation allowance on deferred tax assets recognized in connection with the Big Spring Logistic Assets Acquisition (see Note 5) not previously reported in our September 30, 2018 Quarterly Report on Form 10-Q filed on November 09, 2018. Such amount is not considered material to the financial statements or the trend of earnings for that period. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K as amended and filed on June 27, 2019, for further discussion.

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Cash provided by operating activities - continuing operations	$213.0	$352.1	$448.4	$231.3
Cash used in operating activities - discontinued operations	—	(14.5)	—	(30.1)
Net cash provided by operating activities	213.0	337.6	448.4	201.2
Cash flows from investing activities:
Cash used in investing activities - continuing operations	(180.1)	(65.5)	(509.5)	(57.2)
Cash provided by investing activities - discontinued operations	—	14.5	—	20.0
Net cash used in provided by investing activities	(180.1)	(51.0)	(509.5)	(37.2)
Cash flows from financing activities:
Cash (used in) provided by financing activities - continuing operations	22.1	(310.3)	(11.8)	3.2
Net cash (used in) provided by financing activities	22.1	(310.3)	(11.8)	3.2
Net increase (decrease) in cash and cash equivalents	55.0	(23.7)	(72.9)	167.2
Cash and cash equivalents at the beginning of the period	951.4	1,132.8	1,079.3	941.9
Cash and cash equivalents at the end of the period	1,006.4	1,109.1	1,006.4	1,109.1
Less cash and cash equivalents of discontinued operations at the end of the period	—	—	—	—
Cash and cash equivalents of continuing operations at the end of the period	$1,006.4	$1,109.1	$1,006.4	$1,109.1

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2019
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,036.9	$71.4	$218.5	$7.5	$2,334.3
Inter-segment fees and revenues	139.9	66.2	—	(206.1)	—
Operating costs and expenses:
Cost of materials and other	1,928.6	72.6	176.4	(213.5)	1,964.1
Operating expenses (excluding depreciation and amortization presented below)	120.7	18.4	23.5	4.3	166.9
Segment contribution margin	$127.5	$46.6	$18.6	$10.6	$203.3
Depreciation and amortization	34.6	6.6	3.0	5.6	49.8
General and administrative expenses					65.6
Other operating income, net					0.5
Operating income					$87.4
Capital spending (excluding business combinations)	$63.3	$4.0	$3.8	$39.4	$110.5

	Three Months Ended September 30, 2018
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations	Consolidated (1)
Net revenues (excluding intercompany fees and sales)	$2,420.5	$100.3	$246.4	$1.7	$2,768.9
Intercompany fees and sales	228.8	63.8	—	(292.6)	—
Operating costs and expenses:
Cost of materials and other	2,211.0	105.6	204.4	(276.8)	2,244.2
Operating expenses (excluding depreciation and amortization presented below)	118.8	15.4	26.7	3.1	164.0
Segment contribution margin	$319.5	$43.1	$15.3	$(17.2)	$360.7
Depreciation and amortization	33.8	6.7	5.3	3.4	$49.2
General and administrative expenses					58.0
Other operating income, net					(1.7)
Operating income					$255.2
Capital spending (excluding business combinations)	$51.1	$2.9	$1.9	$30.2	$86.1

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2019
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$6,096.7	$254.3	$640.2	$23.3	$7,014.5
Intercompany fees and sales	539.9	191.1	—	(731.0)	—
Operating costs and expenses:
Cost of materials and other	5,679.8	262.7	521.9	(733.2)	5,731.2
Operating expenses (excluding depreciation and amortization presented below)	356.7	51.8	71.9	15.5	495.9
Segment contribution margin	$600.1	$130.9	$46.4	$10.0	$787.4
Depreciation and amortization	98.9	19.8	11.5	16.5	146.7
General and administrative expenses					197.3
Other operating income, net					(0.7)
Operating income					$444.1
Capital spending (excluding business combinations)	$193.8	$6.2	$14.3	$110.5	$324.8

	Nine Months Ended September 30, 2018
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations	Consolidated (1)
Net revenues (excluding intercompany fees and sales)	$6,678.2	$319.8	$700.8	$60.2	$7,759.0
Intercompany fees and sales	640.2	178.5	—	(818.7)	—
Operating costs and expenses:
Cost of materials and other	6,341.9	330.6	578.5	(713.8)	6,537.2
Operating expenses (excluding depreciation and amortization presented below)	346.7	42.9	76.5	13.5	479.6
Segment contribution margin	$629.8	$124.8	$45.8	$(58.2)	$742.2
Depreciation and amortization	99.1	19.7	16.8	10.8	146.4
General and administrative expenses					176.1
Other operating income, net					(9.4)
Operating Income					$429.1
Capital spending (excluding business combinations)	$136.3	$7.4	$6.0	$61.2	$210.9

(1)
Refining segment and consolidated net revenues and cost of materials and other for the quarter and nine months ended September 30, 2018 reflect a correction of an intercompany elimination which resulted in an increase in those accounts of $273.7 million and $347.1 million, respectively, not previously reflected on the unaudited consolidated financial statements in our September 30, 2018 Quarterly Report on Form 10-Q filed on November 9, 2018. Such amounts are not considered material to the financial statements and had no impact to operating income or segment contribution margin for those periods. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K, as amended and filed on June 27, 2019, for further discussion.

10 |

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	273	273
Total sales volume - refined product (average barrels per day)(1)	80,981	79,691	76,262	78,497
Products manufactured (average barrels per day):
Gasoline	41,480	40,663	40,281	41,417
Diesel/Jet	33,105	31,659	30,685	30,742
Petrochemicals, LPG, NGLs	3,992	3,199	3,129	2,722
Other	1,853	1,646	1,560	1,718
Total production	80,430	77,167	75,655	76,599
Throughput (average barrels per day):
Crude oil	75,266	72,845	70,594	71,161
Other feedstocks	5,565	4,713	5,710	5,867
Total throughput	80,831	77,558	76,304	77,028
Per barrel of refined product sales:
Tyler refining margin	$11.96	$19.84	$15.09	$13.47
Tyler adjusted refining margin	$12.35	$19.84	$13.39	$12.71
Direct operating expenses	$3.11	$3.57	$3.77	$3.45
Crude Slate: (% based on amount received in period)
WTI crude oil	94.6%	82.2%	91.3%	80.7%
East Texas crude oil	2.7%	17.8%	8.0%	18.4%
Other	2.8%	—%	0.7%	0.9%

El Dorado, AR Refinery
Days in period	92	92	273	273
Total sales volume - refined product (average barrels per day)(1)	71,282	76,196	58,310	74,400
Products manufactured (average barrels per day):
Gasoline	30,766	30,522	24,396	33,948
Diesel	22,348	24,734	18,559	25,423
Petrochemicals, LPG, NGLs	834	1,012	731	1,236
Asphalt	5,886	5,313	5,894	5,036
Other	713	504	678	708
Total production	60,547	62,085	50,258	66,351
Throughput (average barrels per day):
Crude oil	58,362	65,975	49,199	67,688
Other feedstocks	1,748	(2,197)	1,431	237
Total throughput	60,110	63,778	50,630	67,925
Per barrel of refined product sales:
El Dorado refining margin	$4.25	$9.21	$8.34	$8.89
El Dorado adjusted refining margin	$4.16	9.22	$8.52	$5.67
Direct operating expenses	$5.27	$4.79	$5.88	$4.92
Crude Slate: (% based on amount received in period)
WTI crude oil	72.0%	68.3%	53.8%	66.2%
Local Arkansas crude oil	20.7%	20.2%	25.4%	20.6%
Other	7.2%	11.5%	20.8%	13.2%

11 |

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	273	273
Total sales volume - refined product (average barrels per day) (1)	72,909	78,062	77,712	72,669
Products manufactured (average barrels per day):
Gasoline	33,561	37,587	36,276	34,931
Diesel/Jet	28,391	29,177	27,796	25,864
Petrochemicals, LPG, NGLs	3,755	3,889	3,761	3,585
Asphalt	2,027	1,713	1,815	1,808
Other	1,423	1,504	1,339	1,366
Total production	69,157	73,870	70,987	67,554
Throughput (average barrels per day):
Crude oil	70,542	72,689	71,939	66,223
Other feedstocks	(1,282)	828	(3)	947
Total throughput	69,260	73,517	71,936	67,170
Per barrel of refined product sales:
Big Spring refining margin	$12.21	$22.20	$14.78	$16.73
Big Spring adjusted refining margin	$12.46	$22.24	$15.00	$16.76
Direct operating expenses	$4.50	$3.78	$3.98	$4.12
Crude Slate: (% based on amount received in period)
WTI crude oil	76.4%	75.4%	76.4%	72.7%
WTS crude oil	23.6%	24.6%	23.6%	27.3%

Krotz Springs, LA Refinery
Days in period - based on date acquired	92	92	273	273
Total sales volume - refined product (average barrels per day) (1)	72,173	76,353	75,207	77,667
Products manufactured (average barrels per day):
Gasoline	34,757	33,103	35,760	36,028
Diesel/Jet	27,277	30,428	29,137	31,161
Heavy oils	1,125	1,031	1,108	1,243
Petrochemicals, LPG, NGLs	3,814	6,531	5,103	7,188
Other	—	—	35	—
Total production	66,973	71,093	71,143	75,620
Throughput (average barrels per day):
Crude oil	69,805	71,746	70,757	73,410
Other feedstocks	(3,553)	(1,552)	(596)	1,072
Total throughput	66,252	70,194	70,161	74,482
Per barrel of refined product sales:
Krotz Springs refining margin	$9.88	$10.41	$10.53	$8.70
Krotz Springs adjusted refining margin	$9.80	$10.43	$10.82	$7.22
Direct operating expenses	$4.27	$3.98	$4.18	$3.80
Crude Slate: (% based on amount received in period)
WTI Crude	78.7%	71.6%	73.9%	62.1%
Gulf Coast Sweet Crude	21.3%	28.4%	26.1%	37.9%

(1)	Includes inter-refinery sales and sales to other segments which are eliminated in consolidation. See tables below.

12 |

Included in the refinery statistics above are the following inter-refinery and sales to other segments:

Inter-refinery Sales
	Three Months Ended September 30,		Nine Months Ended September 30,
(in barrels per day)	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek refineries	1,543	975	890	791
El Dorado refined product sales to other Delek refineries	39,885	48,071	38,614	29,331
Big Spring refined product sales to other Delek refineries	1,754	762	1,190	529
Krotz Springs refined product sales to other Delek refineries	15,189	41,123	8,785	33,538

Refinery Sales to Other Segments
	Three Months Ended September 30,		Nine Months Ended September 30,
(in barrels per day)	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek segments	18	—	192	608
El Dorado refined product sales to other Delek segments	11	217	106	580
Big Spring refined product sales to other Delek segments	24,404	17,034	25,735	18,858
Krotz Springs refined product sales to other Delek segments	408	—	271	—

Pricing statistics
(average for the period presented)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$56.40	$69.63	$57.03	$66.90
WTI — Midland crude oil (per barrel)	$56.12	$55.28	$55.81	$59.21
WTS -- Midland crude oil (per barrel) (1)	$55.94	$55.36	$55.95	$58.76
LLS crude oil (per barrel) (1)	$60.58	$74.14	$63.32	$71.06
Brent crude oil (per barrel)	$62.03	$75.76	$64.73	$72.71

US Gulf Coast 5-3-2 crack spread (per barrel) (1)	$14.18	$14.33	$14.25	$13.44
US Gulf Coast 3-2-1 crack spread (per barrel) (1)	$17.55	$17.43	$17.34	$17.02
US Gulf Coast 2-1-1 crack spread (per barrel) (1)	$12.03	$11.20	$9.73	$10.59

US Gulf Coast Unleaded Gasoline (per gallon)	$1.64	$1.98	$1.65	$1.91
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.85	$2.14	$1.89	$2.06
US Gulf Coast high sulfur diesel (per gallon)	$1.74	$2.03	$1.77	$1.92
Natural gas (per MMBTU)	$2.33	$2.86	$2.56	$2.85

(1)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

13 |

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$11.96	$19.84	$15.09	$13.47
Adjustments:
LCM net inventory valuation loss (benefit)	1.52	—	(1.29)	(0.04)
RIN waiver	(1.13)	—	(0.41)	—
Renewable biofuels credit allocated to refinery	—	—	—	(0.72)

Adjusted refining margin $/bbl	$12.35	$19.84	$13.39	$12.71

El Dorado (3)
Reported refining margin, $ per barrel	$4.25	$9.21	$8.34	$8.89
Adjustments:
LCM net inventory valuation loss	1.04	0.01	0.64	—
RIN waiver	(1.13)	—	(0.46)	(2.92)
Renewable biofuels credit allocated to refinery	—	—	—	(0.30)

Adjusted refining margin $/bbl	$4.16	$9.22	$8.52	$5.67

Big Spring (4)
Reported refining margin, $ per barrel	$12.21	$22.20	$14.78	$16.73
Adjustments:
LCM net inventory valuation loss	0.25	0.04	0.22	0.03

Adjusted refining margin $/bbl	$12.46	$22.24	$15.00	$16.76

Krotz Springs (5)
Reported refining margin, $ per barrel	$9.88	$10.41	$10.53	$8.70
Adjustments:
LCM net inventory valuation loss	0.65	0.02	0.53	0.01
RIN waiver	(0.73)	—	(0.24)	(1.49)

Adjusted refining margin $/bbl	$9.80	$10.43	$10.82	$7.22

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit/loss - There was approximately $11.3 million and $0.0 million of valuation loss in the third quarter 2019 and 2018, respectively. There was approximately $26.9 million and $0.9 million of valuation benefit for the nine months ended September 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
Biodiesel tax credit allocation - There was approximately $15.4 million related to the biodiesel tax credit that was allocated to Tyler in the first quarter of 2018 that is included in the renewables portion of the refining segment for the nine months ended September 30, 2018.
RIN waiver - In August 2019, the Tyler,Texas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $8.4 million recognized in the third quarter 2019.

14 |

(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation loss - There were $6.8 million and $0.04 million of valuation losses in the third quarter 2019 and 2018, respectively. There was approximately $10.2 million and $0.08 million of valuation losses for the nine months ended September 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.
RIN waiver - In August 2019, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $7.4 million recognized in the third quarter 2019. In March 2018, the El Dorado refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million recognized in the first quarter 2018.
Biodiesel tax credit allocation - There was approximately $6.0 million related to the biodiesel tax credit that was allocated to El Dorado in the first quarter of 2018 that is included in the renewables portion of the refining segment for the nine months ended September 30, 2018.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation loss - There were approximately $1.7 million and $0.3 million of valuation losses in the third quarter 2019 and 2018, respectively. There was approximately $4.7 million and $0.5 million of valuation losses for the nine months ended September 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.

(5)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation loss - There were $4.3 million and $0.1 million of valuation losses in the third quarter 2019 and 2018, respectively. There was approximately $11.0 million and $0.15 million of valuation losses for the nine months ended September 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the periods.
RIN waiver - In August 2019, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $4.9 million recognized in the third quarter 2019. In March 2018, the Krotz Springs refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million recognized in the first quarter 2018.

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	49,477	59,150	43,446	56,672
Refined products pipelines	43,518	43,762	32,242	47,154
SALA Gathering System	21,632	16,704	21,143	16,705
East Texas Crude Logistics System	25,391	14,284	21,045	16,402

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	83,953	79,404	74,607	77,349
West Texas marketing throughputs (average bpd)	9,535	12,197	11,446	13,453
West Texas gross margin per barrel	$4.82	$4.65	$4.83	$5.88
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	80,203	80,687	83,608	79,819
Terminalling throughputs (average bpd) (3)	170,727	167,491	160,621	159,457
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the nine months ended September 30, 2018 are for the 214 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 214 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the nine months ended September 30, 2018 was 41.4 million barrels, which averaged 151,646 barrels per day for the period.

15 |

Retail Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Number of stores (end of period)	263	295	263	295
Average number of stores	263	295	263	295
Retail fuel sales (thousands of gallons)	54,943	55,996	162,576	163,809
Average retail gallons per average number of stores (in thousands)	215	196	638	573
Retail fuel margin ($ per gallon) (1)	$0.31	$0.23	$0.27	$0.22
Merchandise sales (in millions)	$81.5	$89.7	$240.2	$258.0
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$0.9	$0.9
Merchandise margin %	30.5%	31.3%	30.9%	31.1%
Change in same-store fuel gallons sold (2)	3.0%	4.4%	3.1%	—%
Change in same-store merchandise sales(2)	(1.5)%	3.7%	(1.3)%	—%

(1)
Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.

(2)
Same-store comparisons include period-over-period increases or decreases in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

16 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$51.3	$179.8	$277.9	$218.5

Adjustments
Net inventory valuation loss (benefit)	21.4	0.1	(30.1)	(1.8)
Tax effect of inventory valuation	(4.6)	—	6.5	0.4
Net after tax inventory valuation loss (benefit)	16.8	0.1	(23.6)	(1.4)

Adjusted unrealized hedging loss (gain)	(12.7)	7.6	9.1	(1.4)
Tax effect of adjusted unrealized hedging	2.9	(1.7)	(2.0)	0.3
Net after tax adjusted unrealized hedging loss (gain)	(9.8)	5.9	7.1	(1.1)

Transaction related expenses	0.5	1.9	4.2	15.1
Tax effect of transaction related expenses	(0.1)	(0.4)	(0.9)	(3.2)
Net after tax transaction related expenses	0.4	1.5	3.3	11.9

Tax Cuts and Jobs Act adjustment	—	(0.5)	—	2.1
Net after tax Tax Cuts and Jobs Act adjustment	—	(0.5)	—	2.1

Loss on extinguishment of debt	—	0.1	—	9.1
Tax effect of loss on extinguishment of debt	—	—	—	(2.1)
Net after tax loss on extinguishment of debt	—	0.1	—	7.0

Impairment loss on assets held for sale	—	—	—	27.5
Tax effect of impairment loss on assets held for sale	—	—	—	(0.5)
Net after tax impairment loss on assets held for sale	—	—	—	27.0

Gain on sale of the asphalt business	—	—	—	(13.2)
Tax effect of gain on sale of the asphalt business	—	—	—	2.9
Net after tax gain on sale of the asphalt business	—	—	—	(10.3)

Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	6.7	—
Tax effect of non-operating pre-acquisition litigation contingent losses and related legal expenses	—	—	(1.5)	—
Net after tax non-operating pre-acquisition litigation contingent losses and related legal expenses	—	—	5.2	—

Discontinued operations (income) loss	—	(0.8)	1.0	10.7
Tax effect of discontinued operations	—	0.3	(0.2)	(2.2)
Net after tax discontinued operations (income) loss	—	(0.5)	0.8	8.5

Income attributable to non-controlling interest of discontinued operations	—	—	—	(8.1)
Tax effect of income attributable to non-controlling interest of discontinued operations	—	—	—	—
Net after tax income attributable to non-controlling interest of discontinued operations	—	—	—	(8.1)

Tax adjustment related to unrealizable deferred taxes created in Big Spring Asset Acquisition	—	—	—	5.5

Total after tax adjustments	7.4	6.6	(7.2)	41.1

Adjusted net income	$58.7	$186.4	$270.7	$259.6

17 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income per share	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Reported diluted income per share	$0.68	$2.03	$3.60	$2.50

Adjustments, after tax (per share) (1)
Net inventory valuation loss (gain)	0.22	—	(0.31)	(0.02)
Adjusted unrealized hedging loss (gain)	(0.13)	0.07	0.09	(0.01)
Transaction related expenses	0.01	0.02	0.04	0.13
Tax Cuts and Jobs Act adjustment	—	(0.01)	—	0.02
Impairment loss on assets held for sale	—	—	—	0.31
Gain on sale of the asphalt business	—	—	—	(0.12)
Loss on extinguishment of debt	—	—	—	0.08
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	0.07	—
Discontinued operations (income) loss	—	(0.01)	0.01	0.10
Net income attributable to non-controlling interest of discontinued operations	—	—	—	(0.09)
Tax adjustment related to unrealizable deferred taxes created in Big Spring Asset Acquisition	—	—	—	0.06

Total adjustments	0.10	0.07	(0.10)	0.46
Adjustment for economic benefit of note hedge related to Senior Convertible Notes (2)	—	0.05	—	0.08
Adjusted net income per share	$0.78	$2.15	$3.50	$3.04
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) Delek US had a convertible note hedge transaction in effect to offset the economic dilution of the additional shares from the Convertible Notes that matured on September 17, 2018.

18 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income attributable to Delek to Adjusted EBITDA	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$51.3	$179.8	$277.9	$218.5

Add:
Interest expense, net	30.7	29.8	86.4	92.2
Loss on extinguishment of debt	—	0.1	—	9.1
Income tax expense - continuing operations	13.4	51.0	83.8	72.3
Depreciation and amortization	49.8	49.2	146.7	146.4
EBITDA	145.2	309.9	594.8	538.5

Adjustments
Net inventory valuation loss (gain)	21.4	0.1	(30.1)	(1.8)
Adjusted unrealized hedging loss (gain)	(12.7)	7.6	9.1	(1.4)
Transaction related expenses	0.5	1.9	4.2	15.1
Impairment loss on assets held for sale	—	—	—	27.5
Gain on sale of the asphalt business	—	—	—	(13.2)
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	6.7	—
Discontinued operations (income) loss, net of tax	—	(0.5)	0.8	8.5
Net income attributable to non-controlling interest	8.7	6.5	20.3	29.0
Total adjustments	17.9	15.6	11.0	63.7

Adjusted EBITDA	$163.1	$325.5	$605.8	$602.2

19 |

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Refining Segment Gross Margin to Refining Margin	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net revenues	$2,176.8	$2,649.3	$6,636.6	$7,318.4
Cost of sales	2,083.9	2,363.6	6,135.4	6,787.7
Gross margin	92.9	285.7	501.2	530.7
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	120.7	118.8	356.7	346.7
Depreciation and amortization	34.6	33.8	98.9	99.1
Refining margin	$248.2	$438.3	$956.8	$976.5

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Unrealized (Gains) Losses on Economic Hedge Commodity Derivatives Not Designated as Hedges to Adjusted Unrealized Hedging (Gains) Losses	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Unrealized (gain) loss on economic hedge commodity derivatives not designated as hedges	$(0.5)	$(13.0)	$30.1	$(2.8)
Less: Net effect of settlement timing differences
Portion of current period unrealized (gain) loss where the instrument has matured but has not cash settled as of period end	13.0	(5.9)	13.0	(5.9)
Less: Prior period unrealized (gain) loss where the instrument had matured but had not cash settled as of prior period end	0.8	14.7	(8.1)	(4.6)
Total net effect of settlement timing differences	12.2	(20.6)	21.1	(1.3)
Adjusted unrealized hedging (gains) losses	$(12.7)	$7.6	$9.0	$(1.5)

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Jeb Bachmann, Manager of Investor Relations and Market Intelligence, 615-224-1118
Lenny Raymond, Manager of Investor Relations and Market Intelligence, 615-224-0828

Keith Johnson, Vice President of Investor Relations, 615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

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